Exhibit 23.19

Consent of Marek Nowak

I hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (the “Registration Statement”) being filed by Klondex Mines Ltd. (the “Company”) with the United States Securities and Exchange Commission (the “SEC”), including any prospectuses or amendments thereto, of the Technical Report titled “Independent Technical Report for the Hollister Gold Project, Nevada, USA” dated October 25, 2016, effective May 30, 2016 (the “Technical Report”), and references to, and information derived from, the Technical Report. I also hereby consent to the use of, and references to, my name in the Technical Report and in this Registration Statement.

Dated: November 23, 2016

  /s/ Marek Nowak
Marek Nowak, P.Eng.